Exhibit 99.1

CONTACT:	W. Gray Hudkins Chief Operating Officer (631) 667-1200, ext. 226

Joseph P. Ciavarella Vice President and Chief Financial Officer (631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR THREE MONTHS
ENDED MARCH 31, 2005

Deer Park, New York – May 20, 2005 - Langer, Inc. (NASDAQ:GAIT) today reported net income for the three months ended March 31, 2005, of approximately $1,410,000, or $.22 per fully diluted share, as compared to a net loss of approximately $(219,000) or $(.05) per fully diluted share for the three months ended March 31, 2004.  The principal reason for the increase in net income was the contribution from Silipos, which Langer acquired on September 30, 2004, which included a non-recurring non-cash gain of $1,750,000 resulting from a change in the fair value of a put option obligation acquired as part of the acquisition.

Net sales for the three months ended March 31, 2005, were approximately $10,397,000, as compared to net sales of approximately $5,764,000 for the three months ended March 31, 2004, an increase of approximately $4,633,000 or approximately 80.4%.  The principal reason for the increase was the net sales of approximately $4,733,000 generated by Silipos, partially offset by a reduction in net sales of approximately $100,000 from the Company’s historic business.

Gross profit as a percentage of net sales was approximately 47.1% for the three months ended March 31, 2005, as compared to approximately 34.2% for the three months ended March 31, 2004.  The principal reason for the increase in gross profit was the gross profit contribution from Silipos of approximately $2,968,000.  Silipos’ gross profit as a percentage of its net sales for the three months ended March 31, 2005 was approximately 62.7%. Excluding Silipos, the Company’s gross profit as a percentage of net sales was approximately 34.0% for the three months ended March 31, 2005, reflecting a slight decrease in the gross profit margin of the Company’s historic business, as compared to a gross profit of approximately 34.2% for the three months ended March 31, 2004.

Andrew H. Meyers, Langer’s President and Chief Executive Officer, said, “We continue to be pleased with the improvements of our overall gross profit margin as we integrate Silipos into our business.”

General and administrative costs were approximately $2,300,000, or approximately 22.1% as a percentage of net sales for the three months ended March 31, 2005, as compared to approximately $1,174,000, or approximately 20.4% as a percentage of net sales for the three months ended March 31, 2004.  General and administrative expenses were higher in the three months ended March 31, 2005, as compared to the three months ended March 31, 2004, both in absolute amounts and as a percentage of net sales, due to general and administrative expenses associated with Silipos of approximately $565,000, as well as increases in infrastructure and additions of management personnel.

Selling expenses for the three months ended March 31, 2005 increased to approximately $1,939,000, or approximately 18.6% as a percentage of net sales, as compared to approximately $808,000, or approximately 14.0% as a percentage of net sales, for the three months ended March 31, 2004.  The increase in selling expenses, both in absolute dollars and as a percentage of net sales, was attributable to the inclusion of Silipos’ selling expenses of approximately $1,119,000 in the three months ended March 31, 2005.

Interest expense for the three months ended March 31, 2005 was approximately $918,000, as compared to approximately $205,000 for the three months ended March 31, 2004, an increase of approximately $713,000.  This was attributable to the interest incurred with respect to Silipos-related acquisition debt of approximately $609,000, including amounts totaling approximately $240,000 of current interest payable, approximately $65,000 related to the amortization of debt discount and debt placement fees associated with the warrants issued in connection with the debt, and approximately $304,000 of additional interest expense in excess of the initial coupon rate of 5.5% per annum in connection with the increasing-rate debt and interest costs related to the term-extending option contained in the $7.5 million secured promissory note due March 31, 2006.  Interest expense for the three months ended March 31, 2005 also includes approximately $111,000 recorded in connection with the capital lease obligation assumed in the Silipos acquisition.  These increases were partially offset by a decrease in interest expense due to the repayment of certain debt subsequent to the prior year period.

Cash and cash equivalents at March 31, 2005 approximated $4,847,000, as compared to approximately $3,910,000 at December 31, 2004.  The increase in cash and cash equivalents is primarily attributable to cash generated from operating activities.  Working capital at March 31, 2005 was approximately $636,000, as compared to approximately $1,387,000 at December 31, 2004.  The principal reason for the decrease in working capital is the classification of the $3.0 million promissory note, issued in the connection with the Silipos acquisition, as a current liability as of March 31, 2005, as it is the Company’s intention to repay the $3.0 million promissory note within the year, partially offset by the reduction in the liability under the Poly-Gel, L.L.C. put option (acquired as part of the Silipos acquisition and which expired unexercised on February 16, 2005) of $1,750,000, and the increase in certain prepaid expenses classified as current assets.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, NY, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S- 1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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LANGER, INC.  AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2005	2004

Net sales	$10,397,193	$5,763,936
Cost of sales	5,502,060	3,790,586
Gross profit	4,895,133	1,973,350

General and administrative expenses	2,300,098	1,174,134
Selling expenses	1,938,543	807,689
Research and development expenses	130,303	—
Operating income (loss)	526,189	(8,473)
Other income (expense):
Interest income	81,076	44,347
Interest expense	(918,457)	(204,966)
Change in fair value of Put Option	1,750,000	—
Other	10,484	—
Other expense, net	923,103	(160,619)

Income (loss) before income taxes	1,449,292	(169,092)
Provision for income taxes	39,000	50,000
Net income (loss)	$1,410,292	$(219,092)

Net income (loss) per common share:
Basic	$.32	$(.05)
Diluted	$.22	$(.05)

Weighted average number of common shares used in computation of net income (loss) per share
Basic	4,397,933	4,380,422
Diluted	7,418,362	4,380,422